EXHIBIT 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re GeM Solutions, Inc., Debtor.	Chapter 11 Case No. 07-11364 (KJC)

FIRST AMENDED PLAN OF REORGANIZATION OF GEM SOLUTIONS, INC.

Dated: December 19, 2007

FOX ROTHSCHILD LLP
Seth A. Niederman, Esquire (DE Bar No. 4588) 919 N. Market Street, Suite 1300 Wilmington, DE 19899-2323 Telephone: (302) 654-7444 Facsimile: (302) 656-8920	Joshua T. Klein, Esquire 2000 Market Street, 10th Floor Philadelphia, PA 19103-3291 Telephone: (215) 299-2000 Facsimile: (215) 299-2150
Hal L. Baume, Esquire 997 Lenox Drive, Bldg. 3 Lawrenceville, NJ 08648-2311 Telephone: (609) 896-36000 Facsimile: (609) 896-1469
Counsel for GeM Solutions, Inc., Debtor and Debtor In Possession

TABLE OF CONTENTS

I.	INTRODUCTION
II.	DEFINITIONS AND CONSTRUCTION OF TERMS
	A.	Scope of Definitions
	B.	Construction	1
III.	TREATMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS		7
	A.	Administrative Expenses and Fees	7
	B.	Priority Tax Claims	8
IV.	CLASSIFICATION AND TREATMENT OF CLAIMS and EQUITY INTERESTS		9
	A.	General Overview	9
	B.	Designation of Classes Under the Plan	9
	C.	Treatment of Classes	9
V.	PROCEDURES FOR RESOLVING AND TREATING DISPUTED ADMINISTRATIVE EXPENSE CLAIMS AND GENERAL UNSECURED CLAIMS		12
	A.	Objections to and Resolution of Administrative Expense Claims and Claims	12
	B.	No Distribution Pending Allowance	13
	C.	Estimation.	13
	D.	Reserve for Disputed General Unsecured Claims	13
	E.	Allowance and Payment of Disputed Claims	13
	F.	Release of Funds from Disputed General Unsecured Claims Reserve	13
VI.	ACCEPTANCE OR REJECTION OF THE PLAN		14
	A.	Voting of Claims	14
	B.	Elimination of Vacant Classes	14
	C.	Nonconsensual Confirmation	14
VII.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES		14
	A.	Assumption of Executory Contracts and Unexpired Leases	14
	B.	Bar Date for Rejection Damages Claims	15
	C.	Compensation and Benefit Programs	16
VIII.	MEANS FOR IMPLEMENTATION OF THE PLAN		16
	A.	Funding for the Plan	16
	B.	Cancellation and Issuance of Securities	16
	C.	Distributions Under the Plan	17
	D.	Post-Confirmation Management	18
	E.	Corporate Action	18
	F.	Dissolution of Creditors’ Committee	19
	G.	Trident Claims and Liens Against CompuSven	19
IX.	CONDITIONS TO EFFECTIVE DATE		19
X.	RETENTION OF JURISDICTION		19
	A.	Jurisdiction of the Bankruptcy Court	19
	B.	Failure Of Bankruptcy Court To Exercise Jurisdiction	21
XI.	EFFECT OF CONFIRMATION OF THE PLAN		21
	A.	Discharge	22
	B.	Binding Effect of Plan/Injunction	22
	C.	Releases	23
	D.	Exculpation and Limitation of Liability	23

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	E.	No Limitations on Effect of Confirmation	23
	F.	Avoidance Actions	24
	G.	Preservation of Rights of Action	24
	H.	Revesting of Property in the Debtor	24
	I.	Maintenance of Administrative Expense Claim Status Post-Discharge	24
XII.	OTHER PLAN PROVISIONS		24
	A.	Governing Law	24
	B.	Notices	24
	C.	Post-Effective Date Fees and Expenses	25
	D.	Compliance With Tax Requirements	25
	E.	Severability.	26
	F.	Successors And Assigns	26
	G.	Reliance	26
	H.	Bar Date for Administrative Expense Claims	26
	I.	Withdrawal or Modification Of The Plan	26
	J.	Headings	26
	K.	Exhibits/Schedules	27
	L.	Good Faith	27
	M.	Post-Confirmation Conversion/Dismissal	27
	N.	Post-Confirmation Quarterly Fees	27
	O.	Entire Agreement	28

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I.  INTRODUCTION

GeM Solutions, Inc.. (“GeM” or the “Debtor”) is the Debtor and Debtor-in-Possession in a chapter 11 bankruptcy case.  This document is the Plan of Reorganization of GeM Solutions, Inc., proposed by the Debtor.  Sent to you in the same envelope as this document is the Disclosure Statement in Support of the Plan of Reorganization of GeM Solutions, Inc., which has been approved by the United States Bankruptcy Court for the District of Delaware, and which is provided to help you understand the Plan.

This is a reorganizing plan.  In other words, the Debtor seeks to accomplish satisfaction of its debts by issuance of New Common Stock under the Plan and the continued operations of the Debtor.

II.  DEFINITIONS AND CONSTRUCTION OF TERMS

A. Scope of Definitions.

1. Defined Terms.

All terms employed herein shall have the meanings set forth in the Bankruptcy Code unless specifically defined to the contrary herein.  For purposes of this Plan, except as expressly otherwise provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings assigned to them in this Section of the Plan.

(a) Administrative Expense means any cost or expense of administration of the Chapter 11 case allowable under Bankruptcy Code § 507(a), including, without limitation, any actual and necessary expenses of preserving the estate of the Debtor, any actual and necessary expense of operating the business of the Debtor, any indebtedness or obligation incurred or assumed by the Debtor in connection with the conduct of its business or for the acquisition or lease of property or the provision of services to the Debtor, all allowances of compensation and reimbursement of expenses allowed by the Bankruptcy Court under Bankruptcy Code §§ 330 or 503, any fees or charges assessed against the estate of the Debtor under Chapter 123, title 28, of the United States Code, and the reasonable fees and expenses incurred by the Proponent in connection with the proposal and confirmation of this Plan.

(b) Allowed when used as an adjective preceding the words “Claims” or “Equity Interest”, shall mean any Claim against or Equity Interests of the Debtor, proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of Claim or Equity Interest against such Debtor, or, if no proof of claim or Equity Interest is filed, which has been or hereafter is listed by the Debtor as liquidated in amount and not disputed or contingent and, in either case, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitations fixed by the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, Local Rules, or as to which any objection has been interposed and such Claim has been allowed in whole or in part by a Final Order. Unless otherwise specified in the Plan, “Allowed Claim” and “Allowed Equity Interest” shall not, for purposes of computation of distributions under the Plan, include interest on the amount of such Claim or Equity Interest from and after the Petition Date.

(c) Allowed Administrative Expense means any Administrative Expense allowed under Bankruptcy Code § 507(a)(1).

(d) Allowed General Unsecured Claim means an Unsecured Claim that is or has become an Allowed Claim.

(e) Avoidance Actions means each and every claim, demand or cause of action whatsoever which the Debtor has or had the power to assert immediately prior to the Confirmation of the Plan, including, without limitation, actions for the avoidance and recovery, pursuant to Code § 550, of transfers avoidable by reason of Bankruptcy Code §§ 544, 545, 547, 548, 549, or 553(b).

(f) Ballot means the ballot form distributed to each Holder of an Impaired Claim entitled to vote on the Plan on which is to be indicated acceptance or rejection of the Plan by the Voting Deadline.

(g) Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended, and as codified in title 11 of the United States Code, 11 U.S.C. § 101 et seq.

(h) Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Case and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the unit of such District Court constituted pursuant to 28 U.S.C. § 151.

(i) Bankruptcy Rules means the rules of practice and procedure in bankruptcy, promulgated under 28 U.S.C. § 2075 and also referred to as the Federal Rules of Bankruptcy Procedure.

(j) Business Day means and refers to any day except Saturday, Sunday, and any other day on which commercial banks in Delaware are authorized by law to close.

(k) Cash means legal tender of the United States of America or wire transfer from a domestic bank.

(l) Chapter 11 Case means the case under Chapter 11 of the Bankruptcy Code commenced by the Debtor, styled In re GeM Solutions, Inc., Chapter 11 Case No. 07-11364 (KJC) currently pending before the Bankruptcy Court.

(m) Claim means any right to payment from the Debtor, whether or not asserted, and whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; and all claims as such term is defined in Bankruptcy Code § 101(5).

(n) Class means a grouping of substantially similar Claims or Equity Interests for common treatment thereof pursuant to the terms of this Plan.

(o) Collateral means any property or interest in property of the Debtor’s estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

(p) Confirmation means the entry of an Order by the Bankruptcy Court approving the Plan in accordance with the provisions of the Bankruptcy Code.

(q) Confirmation Hearing shall mean a hearing conducted before the Bankruptcy Court for the purpose of considering confirmation of the Plan.

(r) Confirmation Order means the Order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

(s) Cure means the distribution, within thirty (30) days after the Effective Date or such other date as may be agreed upon by the parties or ordered by the Bankruptcy Court, of Cash or such other property, as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to Bankruptcy Code § 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

(t) Creditor means any Person that has a Claim against the Debtor that arose on or before the Petition Date or a Claim against the Debtor’s estate of any kind specified in Bankruptcy Code §§ 502(g), 502(h) or 502(i).

(u) Creditors’ Committee means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case by the U.S. Trustee under Bankruptcy Code § 1102 on October 19, 2007.

(v) Debt has and shall have the same meaning ascribed to it in Bankruptcy Code § 101(12).

(w) Debtor means GeM Solutions, Inc.

(x) Disclosure Statement means the Disclosure Statement filed by the Debtor in support of this Plan, including, without limitation, all exhibits and schedules thereto, as required pursuant to Bankruptcy Code § 1125 et seq. and approved by the Bankruptcy Court.

(y) Disputed Claim means any Claim proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent or which is not listed in the Schedules or which is disputed under the Plan or as to which the Debtor have interposed a timely objection and/or request for estimation or determination in accordance with Bankruptcy Code § 502 and/or Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by Final Order and any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim was not timely or properly filed.

(z) Distribution Date means that date which is at least fifteen (15) days after the Net Generated Cash Funding Date, or, if such a date is not a Business Day, the next succeeding Business Day.

(aa) Effective Date means the Business Day occurring after (a) the Confirmation Order becomes a Final Order; and (b) the conditions of the Effective Date set forth in Section IX of this Plan have been satisfied or waived.  The closing of the transactions contemplated by this Plan shall occur contemporaneously on the Effective Date.  The Debtor shall file a notice of the Effective Date within three (3) business days after its occurrence, which shall be served on those requesting notice in the Chapter 11 Case pursuant to Bankruptcy Rule 2002.

(bb) Equity Interest means any interest in the Debtor represented by stock, warrants, options, or other rights to purchase any shares of stock in the Debtor.

(cc) FEQ means FEQ Gas, L.L.C.

(dd) FEQ Secured Claim means the deemed Allowed Secured Claim of FEQ in the amount of $100,000 secured by a lien on all of the Debtor’s property and proceeds thereof.

(ee) Final Order means an order of the Bankruptcy Court or a court of competent jurisdiction to hear appeals from the Bankruptcy Court which, not having been reversed, modified, or amended, and not being stayed, and the time to appeal from which or to seek review or rehearing of which having expired, has become final and is in full force and effect.

(ff) GeM means GeM Solutions, Inc., the Debtor in the within Chapter 11 Case.

(gg) General Unsecured Claim means any Claim other than a Secured Claim, Administrative Expense Claim, Priority Tax Claim and Priority Non-Tax Claim.

(hh)  Holder means the beneficial owner of any Claim or Equity Interest.

(ii) Impaired when used as an adjective preceding the words “Class of Claims” or “Class of Old Equity Interest”, shall mean that the Plan alters the legal, equitable, or contractual rights of the members of that class.

(jj) Lien shall have the meaning set forth in Bankruptcy Code § 101(37).

(kk) New Common Stock means the 55,000,000 shares of new common stock of the Reorganized Debtor to be authorized and issued pursuant to this Plan on the Effective Date.  The New Common Stock is issued in this Plan in accordance with, and reliance on, the exemption from registration provided under Bankruptcy Code § 1145.  The number of shares to be authorized and available for distribution shall be included in the Amended Certificate of Incorporation.  The New Common Stock shall have such rights with respect to dividends, liquidation, voting, and other matters as set forth in the New Certificate of Incorporation, the New By-Laws, and as provided under applicable non-bankruptcy law.

(ll) New Directors means John Baker.

(mm) Non Professional Administrative Expense Claim means Claims arising after the Petition Date that are not Claims of Professional Persons.

(nn) Other Secured Claim means any Secured Claim, other than the secured portion of any Allowed Claim of FEQ and the secured portion of any Allowed Claim of Trident.

(oo) Old Common Equity Interest means any Old Equity Interest consisting of common stock of the Debtor prior to the Effective Date of the Plan.

(pp) Old Common Stock means the common stock of the Debtor prior to the Effective Date.

(qq) Old Equity Interest means any Equity Interest prior to the Effective Date of the Plan consisting of Old Common Equity Interests and Old Preferred Equity Interests only.

(rr) Old Equity Interest Holder means the Holder of an Old Equity Interest in the Debtor.

(ss) Old Options and Warrants means rights to acquire Old Common Equity Interests and/or Old Preferred Equity Interests existing prior to the Effective date of the Plan.

(tt) Old Preferred Equity Interest means any Old Equity Interest consisting of preferred stock of the Debtor prior to the Effective Date of the Plan.

(uu)  Old Preferred Stock means the Series B Convertible Preferred Stock of the Debtor prior to the Effective Date.

(vv) Person means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, or a government or any political subdivision thereof or other entity.

(ww) Petition Date means September 20, 2007, the date on which the Debtor commenced the Chapter 11 Case.

(xx) Plan means this Plan of Reorganization of GeM Solutions, Inc. filed in this Proceeding, together with all exhibits, supplements, appendices and schedules hereto, either in it present form or as the same may be altered, amended or modified from time to time.

(yy) Priority Non-Tax Claim means a Claim entitled to priority under Bankruptcy Code §§ 507(a)(3), (4), (5), (6) or (7), but only to the extent it is entitled to priority in payment under any such subsection.

(zz) Priority Tax Creditor means a Creditor holding a Priority Tax Claim.

(aaa) Priority Tax Claim means any Claim entitled to priority in payment under Bankruptcy Code §§ 502(i) and 507(a)(8), but only to the extent it is entitled to priority under such subsection.

(bbb) Proceeding means the Chapter 11 Case of the Debtor.

(ccc) Professional Persons means and refers to all attorneys, accountants, appraisers, consultants, and other professionals retained or to be compensated pursuant to an Order of the Court entered under Bankruptcy Code §§ 327, 1103, 328, 330, or 503(b).

(ddd) Professional Claims means and refers to the claims of all Persons for compensation for services rendered and reimbursement of expenses under Bankruptcy Code § § 330 or 331 or entitled to the priorities established pursuant to Bankruptcy Code § § 503(b)(2), (b) (3), (b)(4), or (b)(5), including, without limitation, the claims of Professional Persons for compensation for services rendered and reimbursement of expenses.

(eee) Projections means the pro forma financial projections for the Reorganized Debtor for the period September 2007 through August 2008, attached to the Disclosure Statement as EXHIBIT B.

(fff) Proponent means GeM.

(ggg) Pro Rata, Ratable or Ratable Share means a number (expressed as a percentage) equal to the proportion that an Allowed Claim in a particular Class or Old Equity Interest bears to the aggregate amount or number of: (a) Allowed Claims plus (b) Disputed Claims in such Class as of the date of determination; or (c) the aggregate amount or number of Old Equity Interests.

(hhh) Rights of Action means those certain potential causes of action, which the Reorganized Debtor may bring against third parties, other than the Avoidance Actions.

(iii) Reorganized Debtor means, on or after the Effective Date, the Debtor.

(jjj) Schedules means the respective schedules of assets and liabilities, the list of holders of Equity Interests and the statement of financial affairs filed by the Debtor under Bankruptcy Code § 521 and Bankruptcy Rule 1007, and all amendments and modifications thereto, through and including the date by which objections to Claims must be filed with the Bankruptcy Court pursuant to the Plan.

(kkk) Secured Claim means and refers to any Claim, to the extent reflected in the schedules or a proof of Claim as a Secured Claim, which is secured by a valid Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Bankruptcy Code § 506(a).

(lll) Trident shall mean Trident Growth Fund, L.P.

(mmm) Trident Secured Claim means the deemed Allowed Secured Claim of Trident in the amount of $300,000 secured by a Lien on all of the Debtor’s property and proceeds thereof.

(nnn) Unsecured Claim means any Claim against the Debtor which arose or which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date for such Debtor, and which is not (a) a Secured Claim pursuant to Bankruptcy Code § 506, as modified by Bankruptcy Code § 1111(b), or (ii) a Claim entitled to priority under Bankruptcy Code §§ 503 or 507.  “Unsecured Claim” shall include all Claims against the Debtor that are not expressly otherwise dealt with in the Plan.

(ooo) Voting Deadline means the date established in the order of the Bankruptcy Court approving the Disclosure Statement as the deadline by which votes to accept or reject the Plan must be received.

2. Other Definitions.

A term used and not defined herein but that is defined in the Bankruptcy Code shall have the meaning set forth therein.

B. Construction.

1. In all references herein to any parties, persons, entities, or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text may require.

2. The words “herein”, “hereof”, “hereto”, “hereunder”, and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.  Moreover, some terms defined herein are defined in the section in which they are used.

III.  TREATMENT OF ADMINISTRATIVE
EXPENSES AND PRIORITY TAX CLAIMS

Pursuant to Bankruptcy Code § 1123(a), certain types of claims are not placed into voting classes.  They are not considered Impaired, and they do not vote on the Plan because they are automatically entitled to specific treatment provided in the Bankruptcy Code.  As such, Administrative Expense Claims and Priority Tax Claims are treated separately pursuant to the terms set forth in this Article III.

A. Administrative Expenses and Fees.

1. Administrative Expense Claims

All Administrative Expenses incurred during the pendency of the Chapter 11 Case will be paid on the later of the Effective Date or on the date such Administrative Expense Claim is Allowed by the Bankruptcy Court, unless a particular claimant agrees to a different treatment; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor or liabilities arising under loans made or advances extended to the Debtor, whether or not incurred in the ordinary course of business, shall be paid in full and performed by the Reorganized Debtor in the ordinary course of business consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

2. Professional Claims

All Persons seeking an award by the Bankruptcy Court of compensation for services rendered and/or reimbursement of expenses incurred through and including the Effective Date under Bankruptcy Code §§ 330 or 331 or entitled to the priorities established pursuant to Bankruptcy Code §§ 503(b)(2), (b)(3), (b)(4) or (b)(5) shall (a) file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date which is sixty (60) days after the Effective Date, or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in Cash in such amounts as are Allowed by the Bankruptcy Court, at the option of the Reorganized Debtor, (i) on the later of the Effective Date and the date upon which such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtor, or (iii) in accordance with the terms of any order entered by the Bankruptcy Court.

3. Statutory Fees

All quarterly fees due and owing to the United States Trustee pursuant to 28 U.S.C. § 1930 through the quarter in which the Plan is confirmed shall be paid in full in Cash on the Effective Date.  Such fees that are due after the Effective Date shall be paid in Cash when due.

4. Administrative Claims Other Than Ordinary Course Or Professional Person Claims And Administrative Claim Bar Date

The Holder of an Administrative Claim, other than (a) a Claim for compensation for services rendered and/or reimbursement of expenses by a Professional Person, or (b) a liability incurred and paid in the ordinary course of business by the Debtor, must file with the Bankruptcy Court and serve on the Debtor and their counsel, notice of such Administrative Expense Claim within forty-five (45) days after the Effective Date.  Such notice must include, at a minimum (i) the name of the Holder of such Claim, (ii) the basis of the Claim, and (iii) the amount of the Claim.  Failure to file such notice timely and properly shall result in the Administrative Expense Claim being forever barred and discharged.

B. Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each Holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, at the sole option of the Reorganized Debtor: (i) Cash in an amount of such Holder’s Allowed Claim on the Effective Date; or (ii) in accordance with the provisions of Bankruptcy Code § 1129(a)(9)(c), the amount of such Holder’s Allowed Claim, plus interest accrued at the applicable statutory rate, in regular equal annual installment payments in Cash, commencing on the first anniversary of the Effective Date in an aggregate amount equal to such Allowed Priority Tax Claim over a period not exceeding five years after the Petition Date; provided, however, that the Reorganized Debtor shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance, in full, at any time on or after the Effective Date, without premium or penalty.  Under the Plan, Holders of Allowed Priority Tax Claims against the Debtor shall not be entitled to any payments on account of any post Petition Date interest or penalty with respect to or in connection with an Allowed Priority Tax Claim.  Any such Claim or demand for any post Petition Date interest or penalty will be discharged upon the entry of the Confirmation Order by Bankruptcy Code § 1141(d)(1), and the Allowed Priority Tax Claim Holder shall not assess or attempt to collect such accrued interest or penalty from the Debtor, Reorganized Debtor or its property.  The Debtor has estimated that there are no Priority Tax Claims.

IV.  CLASSIFICATION AND TREATMENT
OF CLAIMS AND EQUITY INTERESTS

A. General Overview

As required by the Bankruptcy Code, the Plan classifies Claims and Equity Interests in various Classes according to their right to priority of payments as provided in the Bankruptcy Code.  The Plan states whether each Class of Claims or Equity Interests is Impaired or Unimpaired.  The Plan provides the treatment each Class will receive under the Plan.  Claims are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan as set forth in this Article IV.

B. Designation of Classes Under the Plan.

Each Holder of a Claim, as defined in Bankruptcy Code § 101(4), of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from the rejection of executory contracts and unexpired leases, will be bound by the provisions of the Plan.  The Plan contains six (6) classifications of Claims and Equity Interests, as follows:

Class	Status
Class 1 – Priority Non Tax Claims	Unimpaired
Class 2– FEQ Secured Claim	Impaired
Class 3 – Trident Secured Claim	Impaired
Class 4 – General Unsecured Claims	Impaired
Class 5 – Old Equity Interests	Impaired
Class 6 – Old Options and Warrants	Impaired

C. Treatment of Classes.

1. Class 1 – Priority Non Tax Claims

(a) Impairment and Voting.  Class 1 consists of all Priority Non-Tax Claims, which are Claims, other than Administrative Expense Claims and Priority Tax Claims, to the extent entitled to priority under Bankruptcy Code § 507(a).  Class 1 is Unimpaired.  Each Holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b) Treatment.  To the extent there exists any valid Allowed Class 1 Claims, Holders of such claims will be paid at the Reorganized Debtor’s option as follows: (a) the full amount of such Allowed Priority Non-Tax Claim on the latest of (i) the Effective Date, (ii) the date such Claim is Allowed by the Bankruptcy Court, or (iii) the date such Claim becomes payable in accordance with its terms; or (b) on such other terms as may be agreed to by the Holder of such Allowed Priority Non-Tax Claim.  The Debtor has estimated that there are approximately $0.00 in Priority Non-Tax Claims.

2. Class 2 – FEQ Secured Claim

(a) Impairment and Voting.  Class 2 is comprised of the FEQ Secured Claim.  Class 2 is impaired by the Plan.  Each Holder of an FEQ Secured Claim is entitled to vote to accept or reject the Plan.

(b) Definitions.    As used herein the following terms shall have the following meanings:

(1)           FEQ Cash Contribution means that amount of cash contributed by FEQ to the Reorganized Debtor to fund cash needs of the Debtor on the Effective Date plus the amount of any post petition loans made by FEQ to the Debtor in Possession (with court approval) which are forgiven by FEQ on the Effective Date.

(2)           FEQ Percentage means a percentage (%) which is the lower  of (A) seventy –five (75%) per cent, or (B) calculated as follows: (i) the total of the FEQ Secured Claim plus the FEQ Cash Contribution (ii) divided by the sum of $400,000.

(c) Treatment.  FEQ, as the Holder(s) of FEQ Secured Claim, shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for, such FEQ Secured Claim, the amount of the FEQ Secured Claim, any and all claims and Liens that the Holder(s) may have, and in exchange for the FEQ Cash Contribution: On the Effective Date, FEQ shall receive the FEQ Percentage of 90% of all shares of New Common Stock of the Reorganized Debtor and the Lien securing the FEQ Secured Claim as well as any obligations to repay the FEQ Cash Contribution (and any Liens securing same) shall be released and discharged.

3. Class 3 – Trident Secured Claim

(a) Impairment and Voting.  Class 3 is comprised of the Trident Secured Claim.  Class 3 is impaired by the Plan.  Each Holder of a Trident Secured Claim is entitled to vote to accept or reject the Plan.

(b) Trident Percentage, as used herein, means a percentage (%) which equals the difference between 100% and the FEQ Percentage.

(c) Treatment.  The Holder(s) of Trident Secured Claims shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for, such Trident Secured Claim, the amount of the Trident Secured Claim and/or any and all claims and Liens that the Holder(s) may have against the Debtor and its property: on the Effective Date, the Holder(s) of the Trident Secured Claim shall receive the Trident Percentage of 90% of all shares of New Common Stock of the Reorganized Debtor and the Lien on the Debtor’s property securing the Trident Secured Claim shall be released and discharged.

Notwithstanding the foregoing, (i) any and all claims of Trident against Debtor’s wholly owned subsidiary, CompuSven, Inc. (“CompuSven”) and its property (including, without limitation, the Trident Secured Claims) shall not be released and discharged, and (ii)  the Lien held by Trident on the assets  and property of CompuSven which also secures the Trident Secured Claims (and any other claims of Trident) shall not be released and discharged unless and until a mutually acceptable agreement between the Debtor, CompuSven and Trident is entered and consummated which provides for the resolution and satisfaction of such claims and Liens and disposition of CompuSven’s property which is subject thereto, and as more fully described in Section VIII. G. of this Plan.

4. Class 4 – General Unsecured Claims

(a) Impairment and Voting.  Class 4 is comprised of General Unsecured Claims.  Class 3 is impaired by the Plan.  Each Holder of a General Unsecured Claim is entitled to vote to accept or reject the Plan.

(b) Treatment.  The Holders of Allowed General Unsecured Claims (other than Trident and FEQ with respect to their Allowed Unsecured Claims as set forth below) shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim and and/or any and all claims that the Holder(s) may have, such Holder’s pro rata share of 9% of the New Common Stock based on the amount of such Allowed General Unsecured Claim and/or any and all Allowed Claims that the Holder(s) may have.

(c) Treatment of Trident and FEQ Allowed Unsecured Claims.  As Holders of Allowed General Unsecured Claims, Trident and FEQ shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claims and/or any and all claims that either may have against the Debtor:  Upon filing their acceptance of this Plan (and subject to confirmation of this Plan), they shall waive any right to and shall not receive any share at all of the foregoing 9% of the New Common Stock to be provided to Holders of Class 4 General Unsecured Claims under this Plan.

5. Class 5 – Old Equity Interests

(a) Impairment and Voting.  Class 5 is comprised of Old Equity Interests, which for purposes of the Plan is Old Common Stock and Old Preferred Stock.  Class 5 is impaired by the Plan.  Each Holder of an Old Equity Interest is entitled to vote to accept or reject the Plan.

(b) Treatment.  The Holders of Allowed Old Equity Interests shall receive the following treatment, in full satisfaction, settlement, release and discharge of, and in exchange for, such Old Equity Interest: such Holder’s pro rata share of 1% of the New Common Stock based on the pro rata amount of the such Allowed Old Equity Interest that the Holder(s) may have.  The Plan provides for the issuance of 550,000 shares of New Common Stock to the Holders of Allowed Old Equity Interests.  Each share of Old Preferred Stock is by its terms convertible into 100 shares of Old Common Stock.  Due to the fact that the assets and operations of the Debtor are insufficient to pay all creditors in full, the liquidation preference applicable to the shares of Old Preferred Stock is worth zero.  Therefore, as of the Effective Date the Old Preferred Stock shall be converted into Old Common Stock in accordance with its terms.  For this reason and the convertible nature of the Old Preferred Stock, the Plan provides the Holders of the Old Common Stock and Old Preferred Stock with the same treatment in one class.

For the purpose of allocating the 550,000 shares of New Common Stock among the holders of the Old Common Stock and Old Preferred Stock, the Old Preferred Stock shall be treated as if all such shares were converted into Common Stock as provided therein (at the rate of 100 shares of Old Common Stock for one share of Old Preferred Stock) resulting in there now being 55,311,569 total shares of Old Common Stock (and no Old Preferred Stock) deemed to be outstanding for this purpose.  Accordingly, the 550,000 shares of New Common Stock shall be distributed to the holders of the Company’s Old Common Stock and Old Preferred Stock based on the following ratio: .01 shares of New Common Stock for each share of Old Common Stock deemed to be outstanding.  In the event that the forgoing results in any holder receiving any fractional shares of New Common Stock, the total number of shares of New Common Stock to be issued to such holder shall be rounded up or down to the nearest whole number, as provided in Section VIII.C.5. of the Plan.  Upon the Effective Date, all Old Equity Interests will be cancelled, extinguished and of no further force and effect.

6. Class 6 – Old Options and Warrants

(a) Impairment and Voting.  Class 6 is comprised of Old Options and Warrants.  Class 6 is impaired by the Plan.  Each Holder of Old Options and Warrants is not entitled to vote to accept or reject the Plan and is deemed to have rejected the Plan.

(b) Treatment.  The Old Options and Warrants will be canceled, extinguished and of no further force and effect on the Effective Date and Holders of Old Options and Warrants shall not receive any distribution under the Plan.

V.  PROCEDURES FOR RESOLVING AND TREATING DISPUTED
ADMINISTRATIVE EXPENSE CLAIMS AND GENERAL UNSECURED
CLAIMS

A. Objections to and Resolution of Administrative Expense Claims and Claims.

Except as to applications for allowance of compensation and reimbursement of expenses under Bankruptcy Code §§ 330, 331 and/or 503, the Reorganized Debtor shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims and Claims.  On and after the Effective Date, the Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court.  Unless otherwise ordered by the Bankruptcy Court, the Debtor and, on and after the Effective Date, the Reorganized Debtor, shall file all objections to Administrative Expense Claims that are the subject of proofs of Claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses ) and Claims and serve such objections upon the Holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than sixty (60) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

B. No Distribution Pending Allowance.

Notwithstanding any other provision of the Plan, no pro rata share of New Common Stock shall be distributed under the Plan on account of any Disputed Claim unless and until such Claim is deemed Allowed.

C. Estimation.

The Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to Bankruptcy Code § 502(c) regardless of whether the Debtor has previously objected to such Claim.  In the event the Bankruptcy Court estimates any contingent or Disputed Claim, the estimated amount may constitute a maximum limitation on such Claim, as determined by the Bankruptcy Court.  Notwithstanding this, the Debtor or the Reorganized Debtor may elect to pursue any supplemental proceedings to object to the allowance and payment of such Claim.  All of the aforementioned Claims objection and estimation procedures are cumulative and not exclusive of one another.

D. Reserve for Disputed General Unsecured Claims.

On and after the Effective Date, the Reorganized Debtor shall hold in a segregated reserve accounts (the “Disputed Claims Reserve”), New Common Stock in an aggregate amount sufficient to distribute its pro rata share of New Common Stock to each Holder of a Disputed Claim at the time distributions are made pursuant to the Plan the amount of New Common Stock that such Holder would have been entitled to receive if such Claim had been an Allowed Claim on the Effective Date.  Nothing contained herein shall be deemed to entitle the Holder of a Disputed Claim to post-Petition Date interest on such Claim.

E. Allowance and Payment of Disputed Claims.

If, on or after the Effective Date, any Disputed Claim is deemed Allowed, the Reorganized Debtor, shall by the fifteenth (15th) business Day of the first month following the month in which such Claim is Allowed, distribute from the Disputed Claims Reserve to the Holder of such Allowed Claim the amount of New Common Stock that would have been distributed to such Holder under the Plan on the date(s) distribution(s) previously was/were made to Holders of Allowed General Unsecured Claims had such Claim been an Allowed Claim on such date(s).  If as of the date the Disputed Claim is deemed Allowed, no such distribution was required, then the Reorganized Debtor shall make said distribution from the Disputed Claims Reserve at the time all of the Holders of Allowed Claims receive their respective distributions.

F. Release of Funds from Disputed General Unsecured Claims Reserve.

If at any time or from time to time after the Effective Date, there shall be New Common Stock in the Disputed Claims Reserve in an amount in excess of the Reorganized Debtor’s maximum remaining distribution obligations to the then existing Holders of Disputed Claims under the Plan, such excess New Common Stock shall become available to the Reorganized Debtor generally and may be used to satisfy the costs of administering and consummating the plan or otherwise.

VI.  ACCEPTANCE OR REJECTION OF THE PLAN

A. Voting of Claims.

Each Holder of an Allowed Claim in an Impaired Class of Claims pursuant to Article IV of the Plan is entitled to vote to accept or reject the Plan.  For purposes of calculating the number of Allowed Claims in a Class of Claim that have voted to accept or reject the Plan under Bankruptcy Code § 1126(c), all Allowed claims in such Class held by an Entity or any Affiliate thereof shall be aggregated and treated as one Allowed Claim in such Class.

B. Elimination of Vacant Classes.

Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to Bankruptcy Code § 1129(a)(8).

C. Nonconsensual Confirmation.

If any Impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majorities provided in Bankruptcy Code § 1126(c), the Debtor reserves the right to amend the Plan in accordance with Article XI hereof or undertake to have the Bankruptcy Court confirm the Plan under Bankruptcy Code § 1129(b) or both.  With respect to any Impaired Classes of claims that are deemed to reject the Plan, the Debtor shall request that the Bankruptcy Court confirm the plan under Bankruptcy Code § 1129(b).

VII.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases.

1. Executory Contract and Unexpired Leases.

Pursuant to Bankruptcy Code §§ 365(a) and 1123(b)(2), all executory contracts and unexpired leases that exist between the Debtor and any Person or Entity shall be deemed assumed by the Debtor on the Confirmation Date and effective as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date; or (iii) that is listed as a rejected executory contract or unexpired lease on EXHIBIT A attached hereto.

2. Approval of Rejection

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to Bankruptcy Code §§ 365(a) and 1123(b)(2), of the rejection of the executory contracts and unexpired leases listed on EXHIBIT A attached hereto.

3. Approval of Assumption

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to Bankruptcy Code §§ 365(a) and 1123(b)(2), of the assumption of the executory contracts and unexpired leases listed on EXHIBIT B attached hereto.

4. Cure of Defaults

Except as may otherwise be agreed to by the parties, any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtor pursuant to Article VII hereof shall be satisfied by Cure, in accordance with Bankruptcy Code § 365(b)(1) and as provided for in this Plan.  In the event of a dispute regarding (a) the amount of any Cure payment, (b) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” within the meaning of Bankruptcy Code § 365 under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the Cure payment(s) required shall be made following the entry of a Final Order resolving the dispute. All disputed defaults that are required to be Cured shall be Cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtor’s liability with respect thereto, or as may otherwise be agreed to by the parties.

5. Objections to Assumption of Executory Contracts and Unexpired Leases

Any party objecting to the Debtor’s proposed assumption of an executory contract or unexpired lease must file and serve a written objection to the assumption of such contract or lease within the deadline set for objecting to Confirmation of the Plan.  The Bankruptcy Court shall resolve all disputes regarding assumption of executory contracts and unexpired leases at the Confirmation Hearing.  Failure to file an objection within the stated time limit shall constitute consent to the assumption of the lease or contract, including an acknowledgement that the proposed assumption provides adequate assurance of future performance by the Debtor and that the Cure is accurate and sufficient for purposes of Bankruptcy Code § 365.

B. Bar Date for Rejection Damages Claims

If the rejection of any executory contract or unexpired lease gives rise to a Claim by the other party or parties to such contract or lease, the Claim Holder must file and serve on the Debtor and Debtor’s counsel a proof of claim within thirty (30) days after the earlier of (i) the date of entry of the first order of the Bankruptcy Court rejecting the executory contract or unexpired lease, or (ii) such other date as may be fixed by the Bankruptcy Court.  Failure to file and serve such proof of claim shall serve as a waiver of  any such Claim, and the Holder of such Claim shall be forever barred from asserting such Claim against the Debtor.

C. Compensation and Benefit Programs

All health care, severance plans, performance-based incentive plans, workers’ compensation programs and life, disability, directors and officers liability and other insurance and similar plans are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtor in accordance with Bankruptcy Code §§ 365(a) and 1123(b)(2).

VIII.  MEANS FOR IMPLEMENTATION OF THE PLAN

A. Funding for the Plan

1. Cash

In addition to Cash the Debtor will have on hand from normal business operations, FEQ will provide Cash to the Debtor in the amount required to be disbursed on the Effective Date, up to $200,000.

2. Post-confirmation Operations

As indicated by the Projections, the Debtor anticipates that the Reorganized Debtor will have sufficient cash flow from post-Confirmation operations to fund its  ongoing operations and any remaining payment obligations under the Plan.

B. Cancellation and Issuance of Securities

1. Cancellation of Old Equity Interests

On the Effective Date, the Old Equity Interests shall be cancelled, extinguished and of no further force and effect, except for the sole right of establishing a right a distribution of New Common Stock under this Plan.

2. Cancellation of Old Options and Warrants

On the Effective Date, the Old Options and Warrants shall be cancelled, extinguished and of no further force and effect.

3. Issuance of New Common Stock

On the Effective Date, the Reorganized Debtor will issue and deliver, in accordance with the provisions hereof, the shares of New Common Stock to the Holders of Allowed Claims in Classes 1, 2, 3, and 4, and to the Holders of Old Equity Interests in Class 5.

4.  Section 1145 Exemption

Pursuant to section 1145 (a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under this Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security.

C. Distributions Under the Plan.

1. Plan Administration.

All distributions under the Plan shall be made by the Reorganized Debtor in accordance with the priorities established by the Plan.

2. Dates of Distributions.

Distributions shall be made in accordance with the Plan (each a “Distribution Date”).  Any distribution required to be made on the date on which a Claim becomes an Allowed Claim will be deemed to be made on such date if the distribution is made on the nearest Distribution Date occurring after such date.

3. Manner of Distributions.

At the option of the Reorganized Debtor, any cash distributions required under the Plan may be made in Cash, by wire transfer or by a check drawn on a domestic bank.  No distributions shall be made on Claims that are less than ten ($10.00) dollars in amount, unless request is made, in writing to the Reorganized Debtor.  Distributions of New Common Stock to the Holders of Allowed Claims and Allowed Old Equity Interests will be made as follows: (a) at the address set forth in the Debtor’s Schedules, unless superseded by the address set forth on the proofs of Claim or Old Equity Interests filed by Holders of Claims or Old Equity Interests, or (b) at the address set forth in any written notice of address change delivered to the Debtor or the Reorganized Debtor after the date of filing of any proof of Claim or proof of Old Equity Interest.

4. Undeliverable and Unclaimed Distributions.

If any Holder’s distribution is returned as undeliverable, the Reorganized Debtor will take reasonable steps to attempt to deliver the distribution to the Holder of the Allowed Claim or Old Equity Interest Holder.  Any Holder of an Allowed Claim or Old Equity Interest that does not advise the Reorganized Debtor that it has not received its, his or her distribution within four (4) months after the date of attempted distribution will have its, his or her Claim or Old Equity Interest for such undeliverable distribution discharged and will be forever barred from asserting any such Claim Old Equity Interest against the Reorganized Debtor or their property.  Distributions must be negotiated within 120 days of the date of distribution.  Any distribution which are undeliverable and unclaimed or have not been cashed within the time periods set forth above, shall become available for distribution to the Holders of Allowed Claims and Old Equity Interests in accordance with the Plan and the Holder of an unclaimed or undeliverable distribution shall not be entitled to any further distribution under the Plan.

5. Fractional Shares

No fractional shares of New Common Stock shall be distributed under this Plan.  When any distribution on account of an Allowed Claim or an Allowed Old Equity Interest pursuant to this Plan would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows:  (i) fractions of ½ or greater shall be rounded to the next higher whole number and (ii) fractions less than ½ shall be rounded to the next lower number.  The total number of shares of New Common Stock to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided in this section of the Plan.

D. Post-Confirmation Management.

1. Board of Directors of the Debtor.

On the Effective Date, the Debtor’s directors shall be deemed removed from the board of directors.

2. New Board of the Reorganized Debtor.

On the Effective Date, the New Director shall be deemed appointed to serve as the new board of directors of the Reorganized Debtor, without further action by the shareholders thereof.  The operation of the Reorganized Debtor shall be the general responsibility of the board of directors of the Reorganized Debtor.  The subsequent tenure and manner of selection of directors shall be as provided in the Certificates of Incorporation of the respective Reorganized Debtor.

3.  Other Management of the Debtor.

On the Effective Date, John Baker shall serve as Chief Executive Officer and Chief Financial Officer of the Reorganized Debtor.

E. Corporate Action.

On the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved in all respects (subject to the provisions of the Plan) and shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporate law of the state of Delaware, without any requirement of further action by the Reorganized Debtor.

On the Effective Date, the appropriate officers of the Reorganized Debtor are authorized and directed to execute and to deliver any and all agreements, documents and instruments and make all distributions contemplated by the Plan and/or necessary for the Consummation of the Plan.

F. Dissolution of Creditors’ Committee.

On the Effective Date, the Creditors’ Committee shall be dissolved, released and discharged from the rights and duties arising from or related to the Case, except with respect to final applications for professionals’ compensation.  The professionals retained by the Creditors’ Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or Creditors’ Committee members for allowance of compensation and reimbursement of expenses pending on the Effective Date or timely filed after the Effective Date as provided in the Plan, as approved by the Court.  As of the Effective Date, all claims, rights or causes of action of any kind or nature of the Estate that the Creditors’ Committee may hold, control or have the right to prosecute, shall be deemed null and void.

G. Trident Claims and Liens Against CompuSven.

On the Effective Date, the Debtor shall be authorized to enter into and consummate all transactions under a mutually acceptable agreement between the Debtor, CompuSven and Trident which provides for the (i) resolution and satisfaction of any and all claims of Trident against CompuSven and its property (including, without limitation, the Trident Secured Claims and the Lien held by Trident on the property of CompuSven which also secures the Trident Secured Claims and its unsecured claims related thereto), and (ii) provides for disposition of CompuSven’s property, under terms and provisions satisfactory to the Debtor in its sole and absolute discretion (hereinafter referred to as the “CompuSven Agreement”).

IX.  CONDITIONS TO EFFECTIVE DATE

The occurrence of the Effective Date is subject to the satisfaction, or joint and express written waiver by the Debtor, FEQ, Trident and the Committee, of each of the following conditions:

(a)  the Confirmation Order has become a Final Order;

(b) the Debtor has executed all necessary documents necessary to effectuate the Plan; and

(c) the CompuSven Agreement shall have been fully executed and all transactions contemplated thereunder fully performed and consummated (including, without limitation, the execution by all requisite parties of all documents necessary to consummate such transactions).

X.  RETENTION OF JURISDICTION

A. Jurisdiction of the Bankruptcy Court.

Notwithstanding entry of the Confirmation Order, or the occurrence of the Effective Date or “substantial consummation” of the Plan, the Chapter 11 Case having been closed, or a Final Decree having been entered, the Bankruptcy Court shall have and retain jurisdiction of matters arising out of, and related to the Chapter 11 Case and the Plan under, and for the purposes of, Bankruptcy Code §§ 105(a), 1127, 1142 and 1144 and for, among other things, the following purposes:

1. To consider any modification of the Plan under Bankruptcy Code § 1127 and/or modification of the Plan before “substantial consummation” as defined in Bankruptcy Code § 1101(2) and to consider any modification of the Plan to cure any defect or omission, or reconcile any inconsistency in the Plan, the Disclosure Statement, or in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order.

2. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any, and allowance of Claims resulting therefrom.

3. To determine any and all pending adversary proceedings, applications, and contested matters pending on, filed or commenced as of the Confirmation Date.

4. To determine any and all adversary proceedings, applications, and contested matters filed or commenced by the Reorganized Debtor after the Confirmation Date, including, without limitation, Rights of Actions.

5. To ensure that distributions are accomplished as provided in the Plan.

6. To hear and determine any objections to Administrative Expense Claims, to proofs of Claim, or to Claims and Equity Interests filed and/or asserted both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any disputed Administrative Expense Claim, other Claim, or Equity Interest, in whole or in part, and any request for estimation of Claims.

7. To protect the property of the estate from adverse Claims or interference inconsistent with the Plan, including to hear actions to quiet or otherwise clear title to such property based upon the terms and provisions of the Plan, or to determine the Reorganized Debtor’s exclusive ownership of claims and causes of action retained under the Plan.

8. To hear and determine matters pertaining to abandonment of property of the estate and to recover all Assets of the Debtor and property of the estate, wherever located.

9. To (a) enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated; (b) to issue such orders in aid of execution of the Plan as may be necessary and appropriate, to the extent authorized by Bankruptcy Code § 1142; and (c) to interpret and enforce any Orders previously entered in the Chapter 11 Case to the extent such Orders are not superseded or inconsistent with the Plan.

10. To hear and determine all applications for compensation and reimbursement of expenses of Professional Persons under Bankruptcy Code §§ 330, 331, and 503(b) for services rendered and expenses incurred prior or subsequent to the Confirmation Date.

11. To hear and determine all litigation, causes of action and all controversies, suits and disputes that may arise in connection with the interpretation, implementation or enforcement of the Plan, including but not limited to, any and all litigation and/or causes of action brought by the Debtor or Reorganized Debtor, whether such litigation and/or causes of action is/are commenced either prior to or after the Effective Date.

12. To hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 345, 505, and 1146.

13. To enter a Final Decree closing the Chapter 11 Case.

14. To issue any order in aid of implementation of the Plan.

15. To consider and act on the compromise and settlement of any litigation, Claim against or cause of action on behalf of the estate.

B. Failure Of Bankruptcy Court To Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising under, arising in or related to the Bankruptcy Case, including any of the matters set forth in the Plan, the Plan shall not prohibit or limit the exercise of jurisdiction by any other court of competent jurisdiction with respect to such matter.

XI.  EFFECT OF CONFIRMATION OF THE PLAN

A. Discharge

IN CONJUNCTION WITH BANKRUPTCY CODE § 1141, EXCEPT AS OTHERWISE PROVIDED FOR HEREIN, THE RIGHTS AFFORDED HEREIN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION, DISCHARGE AND RELEASE OF CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON SUCH CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTOR, AND OF ITS ASSETS OR PROPERTIES OF THE DEBTOR’S BANKRUPTCY ESTATE.  EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, (I) ON THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTOR WHICH AROSE BEFORE THE CONFIRMATION DATE SHALL BE SATISFIED, DISCHARGED AND RELEASED IN FULL, (II) ON THE EFFECTIVE DATE, THE RIGHTS AND INTERESTS OF ALL HOLDERS OF EQUITY INTERESTS SHALL BE TERMINATED, CANCELED AND OF NO FORCE AND EFFECT, AND (III) ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTOR OR REORGANIZED DEBTOR ITS SUCCESSORS, OR ANY OF ITS ASSETS OR PROPERTIES ANY OTHER OR FURTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE CONFIRMATION DATE, AS WELL AS ANY DEBT OF A KIND SPECIFIED IN BANKRUPTCY CODE §§ 502(G), 502(H), OR 502(I), IRRESPECTIVE OF WHETHER (X) A PROOF OF CLAIM BASED ON SUCH A DEBT HAS BEEN FILED, OR DEEMED TO HAVE BEEN FILED, UNDER BANKRUPTCY CODE §§ 501 OR 1111(a), (Y) SUCH CLAIM IS ALLOWED UNDER BANKRUPTCY CODE § 502, OR (Z) THE HOLDER OF THE CLAIM HAS ACCEPTED THE PLAN.

B. Binding Effect of Plan/Injunction

UPON THE EFFECTIVE DATE, BANKRUPTCY CODE § 1141 SHALL BECOME APPLICABLE WITH RESPECT TO THE PLAN AND THE PLAN SHALL BE BINDING ON ALL PARTIES TO THE FULLEST EXTENT PERMITTED BY BANKRUPTCY CODE § 1141(a).  IN ACCORDANCE WITH BANKRUPTCY CODE § 1141, ALL OF THE DEBTOR’S PROPERTY SHALL BE VESTED IN THE REORGANIZED DEBTOR FREE AND CLEAR OF ALL CLAIMS, LIENS AND INTERESTS OF CREDITORS AND EQUITY HOLDERS.

UPON THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES SHALL BE PERMANENTLY ENJOINED BY THE PLAN FROM COMMENCING OR CONTINUING ANY ACTION, EMPLOYING ANY PROCESS, ASSERTING OR UNDERTAKING AN ACT TO COLLECT, RECOVER, OR OFFSET, DIRECTLY OR INDIRECTLY, ANY CLAIM, RIGHTS, CAUSES OF ACTION, LIABILITIES OR INTERESTS IN OR AGAINST ANY PROPERTY DISTRIBUTED OR TO BE DISTRIBUTED UNDER THE PLAN, OR VESTED IN THE REORGANIZED DEBTOR, BASED UPON ANY ACT, OMISSION, TRANSACTION, OR OTHER ACTIVITY THAT OCCURRED BEFORE THE EFFECTIVE DATE, EXCEPT TO THE EXTENT A PERSON OR ENTITY HOLDS AN ALLOWED CLAIM UNDER THE PLAN OR IS AN OLD EQUITY INTEREST HOLDER, IS ENTITLED TO A DISTRIBUTION UNDER THE PLAN IN ACCORDANCE WITH ITS TERMS, AND TO ENFORCE ITS RIGHTS TO DISTRIBUTION UNDER THE PLAN.

C. Releases.

AS OF THE EFFECTIVE DATE, IN CONSIDERATION FOR THE VALUE PROVIDED TO EFFECTUATE THE PLAN, TO THE FULLEST EXTENT PERMISSIBLE UNDER LAW, THE HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE DEEMED TO RELEASE AND FOREVER WAIVE AND DISCHARGE AS AGAINST THE DEBTOR, FEQ, TRIDENT AND EACH OF THE RESPECTIVE AFFILIATES (PAST AND PRESENT), PARENT COMPANIES AND SUBSIDIARIES, MEMBERS, SHAREHOLDERS, PARTNERS, PREDECESSORS-IN-TITLE, SUCCESSORS, HEIRS, ASSIGNS, REPRESENTATIVES, ATTORNEYS, ACCOUNTANTS, AGENTS, INVESTMENT BANKERS, CONSULTANTS, FINANCIAL ADVISORS AND OFFICERS AND DIRECTORS OF THE FOREGOING: ALL ACTIONS, COSTS, CLAIMS, CAUSES OF ACTION, DAMAGES, DEMANDS DEBTS, EXPENSES (INCLUDING ATTORNEYS FEES),  JUDGMENTS, LOSSES (INCLUDING ANY CLAIMS FOR CONTRIBUTION NOR INDEMNIFICATION), LIABILITIES, OBLIGATIONS, RIGHTS OR SUITS, WHETHER MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR PRIOR TO THE EFFECTIVE DATE RELATING IN ANY WAY TO THE DEBTOR OR THE CASE; PROVIDED, THAT THE FOREGOING

SHALL NOT CONSTITUTE A WAIVER OR RELEASE OF ANY RIGHT OF THE HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST OR ANY OF THE RIGHTS OF ANY PARTIES IN RESPECT OF LIABILITIES ASSUMED BY THE REORGANIZED DEBTOR UNDER THIS PLAN, THE RELEASES SET FORTH IN THIS PARAGRAPH SHALL BE BINDING UPON AND SHALL INURE TO THE BENEFIT OF THE REORGANIZED DEBTOR AND ANY CHAPTER 7 TRUSTEE, IN THE EVENT THE CASE IS SUBSEQUENTLY CONVERTED TO CHAPTER 7.  EXCEPT WITH RESPECT TO THE RELEASES PROVIDED HEREIN TO FEQ WHICH SHALL BE BINDING ON ALL PARTIES, THE RELEASES PROVIDED HEREIN SHALL ONLY BE BINDING UPON PARTIES THAT AFFIRMATIVELY VOTE IN FAVOR OF THE PLAN.

D. Exculpation and Limitation of Liability

NEITHER THE DEBTOR, FEQ, TRIDENT, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, INVESTMENT BANKERS, RESTRUCTURING CONSULTANTS AND FINANCIAL ADVISORS, NOR THE CREDITORS’ COMMITTEE, ITS ATTORNEYS, AND ITS MEMBERS (SOLELY IN THEIR CAPACITIES AS COMMITTEE MEMBERS AND NOT IN THEIR INDIVIDUAL CAPACITIES), SHALL HAVE OR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR RELATED TO THE FORMULATION, NEGOTIATION, PREPARATION, DISSEMINATION, SOLICITATION, IMPLEMENTATION, ADMINISTRATION, CONFIRMATION OR CONSUMMATION OF THE PLAN, THE DISCLOSURE STATEMENT OR ANY OTHER CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE PLAN OR ANY OTHER ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTOR; PROVIDED HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS SECTION XI.D. SHALL HAVE NO EFFECT ON THE LIABILITY OF ANY PERSON OR ENTITY THAT RESULTS FROM ANY SUCH ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

E. No Limitations on Effect of Confirmation

Nothing contained in the Plan or this Disclosure Statement will limit, waive or restrict in any way the effect of Confirmation as set forth in Bankruptcy Code § 1141.  Confirmation will bind the Debtor, all Creditors, Equity Interest Holders and other parties in interest to the provisions of the Plan, whether or not the Claim or Equity Interest of such Creditor or Equity Interest Holder is Impaired under the Plan and whether or not such Creditor or Equity Interest Holder has accepted the Plan and whether or not a proof of Claim or Equity Interest has been filed or deemed to have been filed under Bankruptcy Code sections 501 or 1111(a), or such Claim or Equity Interest is allowed under Bankruptcy Code section 502.

F. Avoidance Actions

Upon Confirmation of the Plan and subject to the occurrence of the Effective Date, the Debtor shall waive and release any Avoidance Actions.

G. Preservation of Rights of Action

The Debtor reserves the right to commence and pursue after Confirmation Rights of Action, whether arising prior to or after the Petition Date, in any court or other tribunal.  Unless a Right of Action is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtor on behalf of  itself and the Reorganized Debtor expressly reserves all Rights of Action for later adjudication and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to any Rights of Action upon Confirmation or the Effective Date.

H. Revesting of Property in the Debtor

Except as otherwise expressly provided herein or in the Confirmation Order, on the Effective Date, but retroactive to the Confirmation Date, without any further action, the Reorganized Debtor will be vested with all of the property of the Debtor’s estate, wherever situate, free and clear of all Claims, Liens and Interest, and may operate its business and may use, acquire or dispose of its assets free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court.  Except as otherwise expressly provided herein or in the Confirmation Order, any Rights of Action will be preserved and retained solely for the Reorganized Debtor’s commencement, prosecution, use and benefit.

I. Maintenance of Administrative Expense Claim Status Post-Discharge.

Notwithstanding any discharge granted to the Debtor, Allowed Administrative Expense Claims shall maintain their administrative priority status under 11 U.S.C. § 507(a)(1) until paid in full.

XII.  OTHER PLAN PROVISIONS

A. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the internal laws of the State of Delaware shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to the conflict of laws provisions of the State of Delaware.

B. Notices

All notices, requests, and demands to or upon the Debtor or, on or after the Effective Date, the Reorganized Debtor, to be effective shall be in writing (including, without limitation, by telex or facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or in the case of telex notice, when sent, answer back received, or in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

To the Debtor or Reorganized Debtor:	GeM Solutions, Inc. 870 111th Ave., Suite 8 Naples, FL 3410 Attn: John Baker Fax: 239-592-0941
With a copy to:
Hal L. Baume, Esq.
Fox Rothschild LLP
997 Lenox Drive, Bldg. 3
Lawrenceville, NJ  08648
Fax:  609-896-1469

and

Joshua T. Klein, Esq.
Fox Rothschild LLP
2000 Market St., 10th Floor
Philadelphia, PA 19103
Fax: 215-299-2150

C. Post-Effective Date Fees and Expenses.

From and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity of any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Reorganized Debtor, including without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

D. Compliance With Tax Requirements

In connection with the Plan, the Debtor shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities.  Pursuant to Bankruptcy Code § 1146(a), the issuance, transfer, or exchange of an equity security under the Plan, the creation of any mortgage, deed of trust or other security interest, making or assignment of any lease or sublease, making or delivery of any deed or instrument of transfer, under, in furtherance of or in connection with the Plan, including, without limitation, any merger agreements or agreement or consolidation, deeds, bills of sale, or assignment executed in connection with any of the transactions contemplated under the Plan shall not be taxed under any law imposing a stamp tax or similar tax.

E. Severability.

Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan.

F. Successors And Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assign of such Person.

G. Reliance

The Reorganized Debtor, its agents, employees and professionals, while acting in its capacity as Plan administrator, including but not limited to, objecting to Claims, making Distributions to Creditors holding Allowed Claims, and approving settlement of actions, as the case may be, shall be permitted to reasonably rely on any certificates, sworn statements, instruments, reports, claim dockets, schedules, or other documents reasonably believed by it to be genuine and to have been prepared or presented by the Bankruptcy Court Clerk’s Office, the Debtor, and the Debtor’s Professional Persons.

H. Bar Date for Administrative Expense Claims

The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Expense Claims (other than for Professional Person Claims), which will be forty-five (45) days after the Effective Date of the Plan.  Holders of asserted Administrative Expense Claims not paid before the Effective Date shall submit proofs of claim on or before such Administrative Claims Bar Date or forever be barred from doing so.  The notice of Confirmation to be delivered under Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date.  The Reorganized Debtor shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Expense Claims before a hearing for determination of allowance of such Administrative Expense Claims.

I. Withdrawal or Modification Of The Plan

The Debtor reserves the right to withdraw the Plan at any time before the entry of the Confirmation Order, in which event the Plan shall be deemed null and void.

The Debtor may alter, amend or modify the Plan at any time before Confirmation, provided that the Plan, as altered, amended or modified, satisfies the conditions of Bankruptcy Code §§ 1122 and 1123, and the Debtor shall have complied with Bankruptcy Code § 1125.  However, the Bankruptcy Court may require a new disclosure statement and/or revoting on the Plan if Debtor modifies the plan before Confirmation.

The Debtor may also seek to alter, amend or modify the Plan at any time after Confirmation so long as (1) the Plan has not been substantially consummated, (2) as altered, amended or modified the Plan satisfies the conditions of Bankruptcy Code §§ 1122 and 1123, and (3) the Bankruptcy Court authorizes the proposed modification after notice and a hearing under Bankruptcy Code § 1129.

A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.  Prior the Effective date, the Debtor may make appropriate technical non-material modifications to the Plan or the Disclosure Statement without further order or approval of the Bankruptcy Court, provided that such technical modifications do not adversely affect the treatment of Holders of Claims or Equity Interest.

The Debtor further reserves the right to modify the treatment of any Allowed Claims at any time after the Effective Date of the Plan upon the consent of the Creditor whose Allowed Claim treatment is being modified, so long as no other Creditors are materially adversely affected.

J. Headings

Heading are used in this Plan for convenience and reference only, and shall not constitute a part of this Plan for any other purpose.

K. Exhibits/Schedules

Any exhibits and schedules to this Plan are incorporated into and are made a part of this Plan as if full set forth herein.

L. Good Faith

Confirmation of the Plan will constitute a finding that the Plan has been proposed in good faith and in compliance with all applicable provisions of the Bankruptcy Code.

M. Post-Confirmation Conversion/Dismissal

A creditor or party in interest may bring a motion to convert or dismiss the Bankruptcy Case under Bankruptcy Code § 1112(b), after the Plan is confirmed, if there is a default in performance of the Plan or if cause exists under Bankruptcy Code § 1112(b).  If the Bankruptcy Court orders the case converted to chapter 7 after the Plan is confirmed, then all property that had been property of the chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the chapter 7 estate, and the automatic stay will be reimposed upon the revested property only to the extent that relief from stay was not previously granted by the Bankruptcy Court during this case.  In addition, any Allowed Claims for Administrative Expenses which are not paid on the Effective Date shall continue to be entitled to administrative priority, under 11 U.S.C. § 507(a)(1) in any such subsequent Chapter 7 case to which this case is converted.

N. Post-Confirmation Quarterly Fees.

Quarterly fees pursuant to 28 U.S.C. § 1930(a)(6) continue to be payable to the Office of the United States Trustee post-confirmation until such time as the case is converted, dismissed, or closed pursuant to Final Decree.

O. Entire Agreement

The Plan, as described herein, and the Disclosure Statement and exhibits thereto set forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede all prior discussions and documents.  No party hereto shall be bound by any terms, conditions, definitions, warrants, understandings or representations with respect to the subject matter hereof, other than as in expressly provided for herein or as may hereafter be agreed by the parties in writing.

GEM SOLUTIONS, INC.

Dated: December 19, 2007	By:	/s/ John Baker
Name: John Baker
Title: Chief Executive Officer
and Chief Financial Officer